 AMENDMENT NO. 1 TO SUBSCRIPTION ESCROW AGREEMENT DATED NOVEMBER 2, 2017

This Amendment hereby changes the original subscription escrow agreement dated November 2, 2017, (“Escrow Agreement”) between Finest Acquisition, Inc., (the “Company”) and Wilmington Trust, National Association, (the “Escrow Agent”) as to the duly authorized representatives, officers and directors of the Company. Whereas, on July 11, 2018, Thomas DeNunzio, the former duly authorized representative and sole officer and director of the Company resigned and appointed Altman Tai as sole officer and director with an effective date to hold office as of July 27, 2018. Except as described herein, the Amendment does not modify or update the disclosures presented in, or exhibits to, the Escrow Agreement in any way. Those sections of the Escrow Agreement are unaffected by the Amendment and are not included herein. The Amendment continues to speak as of the original date of the Escrow Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Subscription Escrow Agreement dated November 2, 2017 to be executed this 30th day of July 2018.

FINEST ACQUISITION, INC.

/s/ Altman Tai

By: Altman Tai

Its: President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

/s/ Julianne Powers

By: Julianne Powers

Its: Banking Officer